[ERNST & YOUNG LLP LETTERHEAD]
EXHIBIT 16 TO FORM 8-K
January 23, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated January 16, 2008, of Reliance Steel & Aluminum Co. and are in agreement with the statements contained in paragraph 3 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ ERNST & YOUNG LLP